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                                                                    Exhibit 10.7


                               Hexcel Corporation
                               Two Stamford Plaza
                              281 Tresser Boulevard
                               Stamford, CT 06901


                                 August 28, 2001


David E. Berges
c/o Hexcel Corporation
Two Stamford Plaza
281 Tresser Boulevard
Stamford, CT  06901


Re:      EMPLOYEE OPTION AGREEMENT


         Reference is made to the Employee Option Agreement (the "Agreement") dated July 30, 2001 between you and Hexcel Corporation ("Hexcel"), relating to your option to purchase 275,000 shares of Hexcel common stock. This letter will confirm our mutual understanding that, effective as of July 30, 2001, the first sentence of Section 5(a) of the Agreement shall be deleted in its entirety and replaced with the following:

"The aggregate number of Option Shares, the Purchase Price and the per share prices contained in Section 4(b)(ii) (as may be adjusted in accordance with this section) shall be appropriately adjusted by the Committee for any increase or decrease in the number of issued shares of Common Stock resulting from a subdivision or consolidation of shares or other capital adjustment, or the payment of a stock dividend or other increase or decrease in such shares, effected without receipt of consideration by the Corporation, or other change in corporate or capital structure."

                                               HEXCEL CORPORATION


                                               By: /s/ IRA J. KRAKOWER
                                                   ----------------------------
                                                   Ira J. Krakower
                                                   Senior Vice President

Agreed:


/s/ DAVID E. BERGES
------------------------------
David E. Berges